EXHIBIT 10.1

September 13, 2023

Joseph Risico

(via email only to joe@aterian.io)

Re: Amendments to your Employment Agreement

Dear Joe,

This will amend your employment arrangements with Aterian, Inc. (the “Company”) as set forth in that letter agreement dated May 14, 2018 between you and the Company, as amended from time to time (collectively, the “Employment Agreement”).

We agree that, beginning September 13, 2023, your annual salary will be $325,000.

We also agree to the following, in all cases contingent upon your execution and delivery to the Company of a release agreement in a form proposed by the Company and such release becoming effective:

1.

Severance on salary for 12 month following a termination of your employment by the Company except for Cause, payable in accordance with the Company’s normal payroll practices (such period, the “Severance Period”)

2.

 COBRA benefits protection following a termination of your employment by the Company except for Cause until the earlier of (i) the end of the Severance Period and (ii) the date you first commence employment with another company.

3.	Acceleration of vesting of all equity of the Company following a termination of your employment by the Company except for Cause
4.

Double trigger change in control provision providing for the above listed benefits 1-3 in the event of a resignation for Good Reason within 12 months following a Change in Control (as defined in the Company’s 2019 Equity Plan, as amended). For the avoidance of doubt, such benefits are also owed following a termination following a Change in Control except for cause.

For purposes of your employment, “Cause” shall mean one or more of the following, as determined in the reasonable discretion of the Board of Directors (the “Board”) of the Company (unless otherwise provided below):

●	Any material breach of the Proprietary Information and Inventions Agreement between you and the Company, as determined in the sole discretion of the Board;
●

Conviction of, or a plea of “guilty” or “no contest” to a felony, or a plea of “guilty” or “no contest” to a lesser included offense in exchange for withdrawal of a felony indictment or felony charge by indictment, in each case whether arising under the laws of the United States or any state thereof;

●	Any gross or willful misconduct, dishonesty or fraud in performance of your duties;
●	Failure to satisfactorily meet the material duties and obligations of your employment resulting from your bad faith;
●	Violations of applicable policies, laws, rules or regulations that expose the Company to public disgrace or disrepute, material damages or material liability; or
●	Material breach by you of your employment agreement, any ancillary agreement, or any other Company policy.

For purposes of your employment, “Good Reason” shall mean one or more of the following, as determined in the reasonable discretion of the Board without your written consent, provided that you have given the Company notice within thirty (30) days of the initial occurrence of the event that is alleged to constitute Good Reason, such breach remains uncured in the thirty (30) day period after such notice, and you terminate your employment no later than ten (10) days after the cure period has expired. The Company shall not take any position that a resignation by Executive for Good Reason fails to constitute an involuntary separation from service for purposes of Section 409A:

●

A reduction of your base salary and bonus that diminishes the aggregate value of your compensation except to the extent that the base salary and bonus of all other officers of the Company is similarly reduced;

●

Any change in your position, title or reporting relationship with the Company that diminishes in any material respect your authority, duties or responsibilities, provided, however, that a change in your authority, duties or responsibilities solely due to the Company becoming a division, subsidiary or other similar part of a larger organization shall not by itself constitute Good Reason; or

●	A relocation of your principal place of employment that would result in an increase in your one-way commute by more than 30 miles

All other terms of the Employment Agreement, including bonus and any other compensatory arrangements, shall remain unchanged and in full force and effect.

Sincerely,

Aterian, Inc.

By: /s/ Christopher Porcelli

Christopher Porcelli, General Counsel and Head of People

Agreed and Accepted:

/s/ Joseph A. Risico

Joseph A. Risico